Exhibit 2.2

EXECUTION COPY

FINANCING ESCROW AGREEMENT

          THIS FINANCING ESCROW AGREEMENT (“Agreement”) is made and entered into as of December 30, 2005, by and among: BRITESMILE, INC., a Utah corporation (“BSML”), BRITESMILE DEVELOPMENT, INC., a Delaware corporation and subsidiary of BSML (“BDI”), BRITESMILE INTERNATIONAL, LTD., an Irish corporation (“BSI”, and, together with BSML and BDI, collectively the “Sellers”, and each individually, a “Seller”); DISCUS DENTAL, INC., a California corporation (“Buyer”); and LASALLE BANK NATIONAL ASSOCIATION, a national banking association (the “Escrow Agent”).

RECITALS

          A.          Concurrently with the execution of this Agreement, Buyer and Sellers, are entering into an Asset Purchase Agreement dated as of December 30, 2005 (as the same may be amended from time to time, the “Purchase Agreement”), pursuant to which Buyer will acquire certain assets and assume certain liabilities of the Sellers.

          B.          In connection with the execution of the Purchase Agreement, the Buyer has agreed to establish an escrow arrangement on the terms and conditions set forth herein.

AGREEMENT

          The parties, intending to be legally bound, agree as follows:

1.       Defined Terms.

          1.1          Capitalized terms used but not specifically defined in this Agreement shall have the meanings set forth in the Purchase Agreement.

          1.2          “Commitment Letter” is a commitment letter to Buyer from a nationally recognized lending institution for a financing or commercially reasonable proof of the availability to Buyer of funds from a person or entity having demonstrated financial capacity in an amount sufficient to permit Buyer to pay the purchase price set forth in Section 2.3 of the Purchase Agreement, which Commitment Letter shall contain only customary conditions or contingencies to closing.

2.       Escrow.

          2.1          Cash Placed in Escrow.  Concurrently with or within one (1) Business Day after the execution of this Agreement, Buyer shall deliver to the Escrow Agent $2,500,000 to be held in escrow in accordance with this Agreement (the “Escrow Fund”).  The Escrow Agent agrees to accept delivery of the Escrow Fund and to hold the Escrow Fund in an escrow account (the “Escrow Account”) subject to the terms and conditions of this Agreement.

          2.2          Interest.  Buyer and Sellers agree that any interest accruing on or amounts otherwise earned or payable with respect to the Escrow Fund (“Interest”) shall not be a part of the Escrow Fund and shall be payable to Buyer and distributed to Buyer concurrent with the release of the Escrow Fund in accordance with Section 3.

          2.3          Transferability.  The interests of Sellers in the Escrow Account and in the Escrow Fund shall not be assignable or transferable.

          2.4          Trust Fund.  The Escrow Fund shall be held as a trust fund and shall not be subject to any lien, attachment, trustee process or any other judicial process of any creditor of any party hereto.  If, notwithstanding the forgoing, the Escrow Fund shall be attached, garnished, or levied upon pursuant to judicial process, or the delivery of funds held in the Escrow Fund shall be stayed or enjoined by any court order, or any court order or judgment shall be made or entered into affecting the Escrow Fund or any part thereof, the Escrow Agent is hereby expressly authorized to obey and comply therewith.  In the event the Escrow Agent so complies it shall not be liable to any person, firm or corporation by reason of such compliance, notwithstanding the subsequent reversal, modification, annulment, or setting aside of such judicial action.

3.       Administration of Escrow Account.

          Except as otherwise provided herein, the Escrow Agent shall administer the Escrow Account as follows:

          3.1          If:

                         (a)          on or prior to February 5, 2006 the Closing occurs then BSML and Buyer shall notify the Escrow Agent of the Closing and, upon receipt of such notification, the Escrow Fund shall be released to Buyer; or

                         (b)          at any time the Purchase Agreement is terminated by any Party pursuant to Sections 9.1(a), 9.1(b), 9.1(c), 9.1(d) (except for any failure of the conditions set forth in Section 7.10 relating to Buyer’s financing), 9.1(e), 9.1(f) (unless BSML delivers a certification pursuant to Section 3.1(f)(i)(2) or 3.1(f)(ii)(3) of this Agreement), or 9.1(g) of the Purchase Agreement then BSML and Buyer shall notify the Escrow Agent of such termination and, upon receipt of such notification, the Escrow Fund shall be released to Buyer; or

                         (c)          the Escrow Fund is not earlier released and if by February 5, 2006, Buyer has obtained and delivered to BSML and the Escrow Agent the Commitment Letter and within five (5) business days after delivery of the Commitment Letter, BSML does not deliver to Buyer and the Escrow Agent a written objection (a “Dispute Notice”) objecting to the conformity of the Commitment Letter to the requirements of this Agreement, then the Escrow Agent shall deliver the Escrow Fund to Buyer, provided that if BSML does deliver such a Dispute Notice to Buyer and the Escrow Agent, the Escrow Fund shall be released to Buyer if the Commitment Letter is determined to conform to the requirements of this Agreement according to the dispute resolution procedure set forth in Section 3.3 and shall be held and subject to further release under other subsections of Section 3.1 if the Commitment Letter is determined not to conform to the requirements of this Agreement; or

                         (d)          the Escrow Fund is not earlier released and at any time after February 5, 2006 the Closing occurs then BSML and Buyer shall notify the Escrow Agent of the Closing and, upon receipt of such notification, the Escrow Fund shall be released to BSML; or

                         (e)          the Escrow Fund is not earlier released and

                                       (i)          (1) by February 21, 2006 Buyer has not obtained and delivered to BSML and the Escrow Agent the Commitment Letter (or has delivered a commitment letter under Section 3.1(e)(ii) that is determined not to conform to the requirements of this Agreement), (2) at any time following February 21, 2006 BSML delivers to the Escrow Agent and to Buyer a certification that, as of February 21, 2006 all of the closing conditions set forth in Sections 7.1 (assuming that the Closing Date were February 21, 2006), 7.2, 7.3, 7.4, 7.6, 7.7, 7.8, 7.9, 7.11 and 7.12 of the Purchase Agreement have been materially satisfied (including in the case of Section 7.7 of the Purchase Agreement a statement that Sellers have obtained signature pages from all parties other than Buyer and its affiliates on the Litigation Settlement Documents) or had been waived by Buyer as of February 21, 2006 or that any of such conditions were not satisfied as of February 21, 2006 because of the failure of Buyer to comply with its obligations under the Purchase Agreement and (3) within five (5) business days after delivery of BSML’s certification pursuant to clause (2) above Buyer does not deliver to BSML and the Escrow Agent a Dispute Notice objecting to the accuracy of BSML’s certificate pursuant to clause (2) above, then the Escrow Agent shall deliver the Escrow Fund to BSML, provided that if Buyer does deliver such a Dispute Notice to BSML and the Escrow Agent, the Escrow Fund shall be released to BSML if BSML’s certification delivered pursuant to clause (2) above was accurate or shall be delivered in accordance with Section 3.1(f) if BSML’s certification was not accurate, which accuracy or inaccuracy shall be determined according to the dispute resolution procedure set forth in Section 3.3, further provided that if BSML does not deliver a certification pursuant to clause (2) above, the Escrow Fund shall be released in accordance with Section 3.1(f); or

                                       (ii)         (1) by February 21, 2006, Buyer has obtained a Commitment Letter and has delivered the Commitment Letter to the Escrow Agent and to BSML and (2) within five (5) business days after Buyer has delivered the Commitment Letter to BSML, BSML does not deliver to Buyer and the Escrow Agent a Dispute Notice objecting to the conformity of the Commitment Letter to the requirements of this agreement, then the Escrow Agent shall deliver the Escrow Fund in accordance with Section 3.1(f) (subject to Section 3.1(d)), provided that if BSML does deliver such a Dispute Notice to Buyer and the Escrow Agent, the Escrow Fund shall be released in accordance with Section 3.1(f) if the Commitment Letter conforms to the requirements of this Agreement or in accordance with Section 3.1(e)(i) if the Commitment Letter does not conform to the requirements of this Agreement, which conformity or non conformity shall be determined according to the dispute resolution procedure set forth in Section 3.3; or

                         (f)          the Escrow Fund is not earlier released and,

                                       (i)          (1) by the End Date Buyer has not obtained and delivered to BSML and the Escrow Agent the Commitment Letter (or has delivered a commitment letter under Section 3.1(f)(ii) that is determined not to conform to the requirements of this Agreement), (2) at any time following the End Date BSML delivers to the Escrow Agent and to Buyer a certification that, as of the End Date all of the closing conditions set forth in Sections 7.1 (assuming that the Closing Date were the End Date), 7.2, 7.3, 7.4, 7.6, 7.7, 7.8, 7.9, 7.11 and 7.12 of the Purchase Agreement have been materially satisfied (including in the case of Section 7.7 of the Purchase Agreement a statement that Sellers have obtained signature pages from all parties other than Buyer and its affiliates on the Litigation Settlement Documents) or had been waived by Buyer as of the End Date or that any of such conditions were not satisfied as of the End Date because of the failure of Buyer to comply with its obligations under the Purchase Agreement and (3) within five (5) business days after delivery of BSML’s certification pursuant to clause (2) above Buyer does not deliver to BSML and the Escrow Agent a Dispute Notice objecting to the accuracy of BSML’s certificate pursuant to clause (2) above, then the Escrow Agent shall deliver the Escrow Fund to BSML, provided that if Buyer does deliver such a Dispute Notice to BSML and the Escrow Agent, the Escrow Fund shall be released to BSML if BSML’s certification delivered pursuant to clause (2) above was accurate or shall be delivered to Buyer if BSML’s certification was not accurate, which accuracy or inaccuracy shall be determined according to the dispute resolution procedure set forth in Section 3.3, and further provided that if BSML does not deliver a certification pursuant to clause (2) above, the Escrow Fund shall be released to Buyer; or

                                       (ii)          (1) by the End Date Buyer has obtained a Commitment Letter and has delivered the Commitment Letter to the Escrow Agent and to BSML, and (2) within five (5) business days after Buyer has delivered the Commitment Letter to BSML, BSML does not deliver to Buyer and the Escrow Agent a Dispute Notice objecting to the conformity of the Commitment Letter to the requirements of this agreement, and (3) at any time within thirty (30) days after the End Date BSML delivers to the Escrow Agent and to Buyer a certification that all of the closing conditions set forth in Sections 7.1, 7.2, 7.3, 7.4, 7.6, 7.7, 7.8, 7.9, 7.11 and 7.12 of the Purchase Agreement were materially satisfied as of the End Date (including in the case of Section 7.7 of the Purchase Agreement a statement that Sellers have obtained signature pages from all parties other than Buyer and its affiliates on the Litigation Settlement Documents) or had been waived by Buyer as of the End Date or that any of such conditions were not satisfied as of the End Date because of the failure of Buyer to comply with its obligations under the Purchase Agreement, and (4) within five (5) business days after delivery of BSML’s certification pursuant to clause (3) of this Section 3.1(f)(ii) Buyer does not deliver to BSML and the Escrow Agent a Dispute Notice objecting to the accuracy of BSML’s certification pursuant to clause (3) of this Section 3.1(f)(ii), then the Escrow Fund shall be distributed to BSML, provided that (x) if BSML delivers a Dispute Notice pursuant to clause (2) of this Section 3.1(f)(ii) objecting to the conformity of the Commitment Letter to the requirements of this Agreement, then the Escrow Fund shall be delivered pursuant to this Section 3.1(f)(ii) as if no Dispute Notice were delivered pursuant to clause (2) above if the Commitment Letter conforms to the requirements of this Agreement, and delivered pursuant to Section 3.1(f)(i) if the Commitment Letter is determined not to conform to the requirements of this Agreement, which conformity or non-conformity shall be determined according to the dispute resolution procedure set forth in Section 3.3, and further provided that (y) if Buyer delivers a Dispute Notice pursuant to clause (4) above, the Escrow Fund shall be released to BSML if BSML’s certification delivered pursuant to clause (4) above was accurate or shall be delivered to Buyer if BSML’s certification was not accurate, which accuracy or inaccuracy shall be determined according to the dispute resolution procedure set forth in Section 3.3, and further provided that (z) notwithstanding that the Escrow Fund is to be distributed to BSML pursuant to any of the foregoing provisions of this Section 3.1(f)(ii), if within five (5) business days after BSML’s delivery of a certification under clause (3) above (or within five (5) business days after the resolution of a Dispute Notice delivered by Buyer pursuant to clause (4) above, whichever is later), Buyer delivers a certification that all of the closing conditions set forth in Article 8 of the Purchase Agreement were materially satisfied as of the End Date or had been waived by BSML as of the End Date or that any of such conditions were not satisfied as of the End Date because of the failure of Sellers to comply with their obligations under the Purchase Agreement, then the Escrow Agent shall deliver the Escrow Fund to Buyer unless within five (5) business days after delivery of Buyer’s certification under this clause (z) BSML delivers a Dispute Notice to Buyer and the Escrow Agent objecting to the accuracy of the certification of Buyer pursuant to clause (z) of this Section 3.1(f)(ii), in which case, the Escrow Fund shall be released to Buyer if such certification was accurate or to BSML if such certification was not accurate, which accuracy or inaccuracy shall be determined according to the dispute resolution procedure set forth in Section 3.3.

          3.2          Regardless of anything in this Agreement to the contrary:

                         (a)          if Buyer is unable to obtain a Commitment Letter by February 5, 2006 because of a material misstatement in the financial statements of BSML and Buyer delivers  to BSML and the Escrow Agent a certification to such effect, then the Escrow Fund shall be released to Buyer and not to BSML, unless within five (5) business days after Buyer’s delivery of such certification, BSML delivers a Dispute Notice to the Escrow Agent and to Buyer objecting to the accuracy of such certification by Buyer, in which case the issue of whether the certification delivered by Buyer pursuant to this Section 3.2(a) was accurate or not accurate shall be determined according to the dispute resolution procedure set forth in Section 3.3.  If it is so determined that the certification delivered by Buyer pursuant to this Section 3.2(a) was accurate, the Escrow Fund shall be released to the Buyer, otherwise this paragraph shall be of no further force and effect and the Escrow Fund shall be released in accordance with the provisions of Section 3.1;

                         (b)          If there is a material adverse disruption in commercial banking in the United States that reasonably precludes Buyer from delivering a Commitment Letter on or before February 5, 2006 or February 21, 2006, as the case may be, and Buyer delivers to BSML and the Escrow Agent a certification to such effect, then the Buyer shall be deemed to have delivered a Commitment Letter meeting the requirements of this Agreement as of the date of such disruption for purposes of Section 3.1 and the Escrow Fund shall be released according to Section 3.1, unless within five (5) business days after Buyer’s delivery of a certification under this Section 3.2(b), BSML delivers a Dispute Notice to the Escrow Agent and to Buyer objecting to the accuracy of such certification by Buyer, in which case the issue of the accuracy of Buyer’s certification under this Section 3.2(b) shall be determined according to the dispute resolution procedure set forth in Section 3.3.  If it is so determined that the certification delivered by Buyer pursuant to this Section 3.2(b) was accurate, then the Buyer shall be deemed to have delivered a Commitment Letter meeting the requirements of this Agreement as of the date of such disruption for purposes of Section 3.1 and the Escrow Fund shall be released according to Section 3.1, otherwise this paragraph shall be of no further force and effect (there shall be no deemed delivery of a Commitment Letter) and the Escrow Fund shall be released in accordance with the provisions of Section 3.1; and

                         (c)          If during the term of this Agreement, any Person that Buyer has identified to BSML as a potential financing source is contacted by or on behalf of BSML or any BSML affiliate regarding the transactions contemplated by the Purchase Agreement or Buyer’s financing in respect thereof (but excluding incidental routine contact not relating to this transaction) and Buyer delivers to BSML and the Escrow Agent a certification to such effect, then the Escrow Fund shall be released to Buyer and not to BSML, unless within five (5) business days after Buyer’s delivery of such certification, BSML delivers a Dispute Notice  objecting to the accuracy of Buyer’s certification under this Section 3.2(c), in which case the accuracy of such certification shall be determined according to the dispute resolution procedure set forth in Section 3.3.  If it is so determined that the certification delivered by Buyer pursuant to this Section 3.2(c) was accurate, the Escrow Fund shall be released to the Buyer, otherwise this paragraph shall be of no further force and effect and the Escrow Fund shall be released in accordance with the provisions of Section 3.1.

          3.3          (a)          If a Dispute Notice is delivered pursuant to Sections 3.1 or 3.2 of this Agreement, BSML and Buyer shall attempt in good faith to resolve the dispute.  If BSML and Buyer resolve such dispute, a settlement agreement shall be signed by BSML and Buyer and sent to the Escrow Agent, which shall, upon receipt thereof, release the Escrow Fund in accordance with such agreement.  Unless and until the Escrow Agent receives written notice that any such dispute has been resolved by BSML and Buyer, the Escrow Agent may assume without inquiry that such dispute has not been resolved.

                         (b)          If BSML and Buyer are unable to resolve the dispute relating to any Dispute Notice within 20 days after the delivery of such notice (“Initial Resolution Period”), then the dispute shall be settled by binding arbitration in the County of Los Angeles in the State of California in accordance with the Commercial Arbitration Rules then in effect of the American Arbitration Association (the “AAA Rules”).  Arbitration will be conducted by one arbitrator, mutually selected by BSML and Buyer.  If BSML and Buyer fail to mutually select an arbitrator within five business days following the expiration of the Initial Resolution Period, then arbitration will be conducted by three arbitrators: one selected by BSML; one selected by Buyer; and the third selected by the first two arbitrators.  If Buyer or BSML fails to select an arbitrator within 10 days following the expiration of the Initial Resolution Period, then the other shall be entitled to select the second arbitrator.  BSML and Buyer agree to use all reasonable efforts to cause the arbitration hearing to be conducted within 30 days after the appointment of the mutually-selected arbitrator or the last of the three arbitrators, as the case may be, and to use all reasonable efforts to cause the decision of the arbitrator(s) to be furnished within 60 days after the appointment of the mutually-selected arbitrator or the last of the three arbitrators, as the case may be.  The parties further agree that discovery shall be completed at least 10 days prior to the date of the arbitration hearing.  The restrictions in Section 3.2(c) shall not apply to any discovery permitted for the arbitration.

The decision of the arbitrator(s) shall relate solely:  (i) to whether BSML or Buyer is entitled to recover the cash in the Escrow Fund in accordance with the terms of this Agreement; and (ii) to the determination of the non-prevailing party as provided below.  The final decision of the arbitrator(s) shall be furnished to BSML, the Buyer and the Escrow Agent in writing and shall constitute a conclusive determination of the issue(s) in question, binding upon the parties hereto and shall not be contested by any of them.  The non-prevailing party in any arbitration shall pay the reasonable expenses (including attorneys’ fees) of the prevailing party, any additional reasonable fees and expenses (including reasonable attorneys’ fees) of the Escrow Agent, and the fees and expenses associated with the arbitration (including the arbitrators’ fees and expenses).  For purposes of this Section 3.3, the non-prevailing party shall be determined solely by the arbitrator(s).

          3.4          The Escrow Agent shall release the cash from the Escrow Account in connection with the resolution of any dispute pursuant to Section 3.3 within five business days after the delivery to it of:  (i) a copy of a settlement agreement executed by BSML and Buyer setting forth instructions to the Escrow Agent as to the release of the Escrow Fund; or (ii) a copy of the award of the arbitrator(s) referred to and as provided in Section 3.3 setting forth instructions to the Escrow Agent as to the release of the Escrow Fund.

          3.5          Notwithstanding anything to the contrary herein, the Escrow Agent may release and distribute the Escrow Fund at any time upon the joint written instructions of BSML and Buyer.

          3.6          For purposes of this Agreement, whenever the Escrow Agent has received any document or notice hereunder, the Escrow Agent shall be entitled to conclusively assume that any other party entitled to receive such document or notice has received such document or notice.  For purposes of this Agreement, whenever the Escrow Agent has not received any document or notice required to be delivered to the Escrow Agent hereunder, the Escrow Agent shall be entitled to conclusively assume that no other party entitled to receive such document or notice has received such document or notice.

4.       Fees and Expenses.  The Escrow Agent shall be entitled to receive from time to time fees in accordance with Exhibit A.  In accordance with Exhibit A, the Escrow Agent will also be entitled to reimbursement for reasonable and documented out-of-pocket expenses incurred by the Escrow Agent in the performance of its duties hereunder and the execution and delivery of this Agreement.  All such fees and expenses shall be paid by Buyer.

5.       Limitation of Escrow Agent’s Liability.

          5.1          The Escrow Agent undertakes to perform such duties as are specifically set forth in this Agreement only and shall have no duty under any other agreement or document, and no implied covenants or obligations shall be read into this Agreement against the Escrow Agent.  The Escrow Agent shall incur no liability with respect to any action taken by it or for any inaction on its part in reliance upon any notice, direction, instruction, consent, statement or other document believed by it in good faith to be genuine and duly authorized, nor for any other action or inaction except for its own gross negligence or willful misconduct.  In all questions arising under this Agreement, the Escrow Agent may rely on the advice of counsel, and for anything done, omitted or suffered in good faith by the Escrow Agent based upon such advice the Escrow Agent shall not be liable to anyone.  In no event shall the Escrow Agent be liable for incidental, punitive or consequential damages.

          5.2          Buyer and Sellers hereby jointly and severally agree to indemnify the Escrow Agent and its officers, directors, employees and agents for, and hold it and them harmless against, any loss, liability or expense incurred without negligence or willful misconduct on the part of Escrow Agent, arising out of or in connection with the Escrow Agent carrying out its duties hereunder.  This right of indemnification, compensation and reimbursement shall survive the termination of this Agreement, and the resignation of the Escrow Agent.

6.       Termination.  This Agreement shall terminate upon the release by the Escrow Agent of the entire Escrow Fund in accordance with this Agreement.

7.       Successor Escrow Agent.  In the event the Escrow Agent becomes unavailable or unwilling to continue as escrow agent under this Agreement, the Escrow Agent may resign and be discharged from its duties and obligations hereunder by giving its written resignation to the parties to this Agreement.  Such resignation shall take effect not less than 30 days after it is given to all parties hereto.  In such event, Buyer may appoint a successor Escrow Agent, subject to BSML’s consent, which shall not be unreasonably withheld.  If Buyer fails to appoint a successor Escrow Agent within 15 days after receiving the Escrow Agent’s written resignation, either the Escrow Agent or BSML shall have the right to apply to a court of competent jurisdiction for the appointment of a successor Escrow Agent.  The successor Escrow Agent shall execute and deliver to the Escrow Agent an instrument accepting such appointment, and the successor Escrow Agent shall, without further acts, be vested with all the estates, property rights, powers and duties of the predecessor Escrow Agent as if originally named as Escrow Agent herein.  The Escrow Agent shall act in accordance with written instructions from Buyer as to the transfer of the Escrow Fund to a successor escrow agent.

8.       Miscellaneous.

          8.1          Attorneys’ Fees.  In any action at law or suit in equity to enforce or interpret this Agreement or the rights of any of the parties hereunder, the prevailing party in such action or suit shall be entitled to receive a reasonable sum for its attorneys’ fees and all other reasonable costs and expenses incurred in such action or suit.

          8.2          Notices.  Any notice or other communication required or permitted to be delivered to any party under this Agreement shall be in writing and shall be deemed properly delivered, given and received (a) when delivered by hand, or (b) two business days after sent by registered mail or, by courier or express delivery service, or by facsimile, to the address or facsimile telephone number set forth below (or to such other address or facsimile telephone number as such party shall have specified in a written notice given to the other parties hereto):

if to BSML:

BriteSmile, Inc.
460 North Wiget Lane
Walnut Creek, California 94598
Fax: (925) 941-6266
Telephone: (925) 279-2865
Attention: Nhat Ngo

with a copy (which copy shall not constitute notice hereunder) to:

Durham, Jones & Pinegar, P.C.
111 East Broadway, Suite 900
Salt Lake City, Utah 84111
Fax: 801-415-3500
Telephone: 801-415-3000
Attention: Jeffrey M. Jones, Esq.

if to Buyer:

Discus Dental, Inc.
8550 Higuera Street
Culver City, California 90232-2536
Telephone: 310-845-8200
Fax: 310-845-1537
Attention: General Counsel

with a copy (which copy shall not constitute notice hereunder) to:

Cooley Godward LLP
4410 Eastgate Mall
San Diego, California 92121-1909
Fax: 858-550-6420
Telephone: 858-550-6000
Attention: Barbara L. Borden, Esq.

if to the Escrow Agent:

LaSalle Bank National Association
Corporate Trust Department
135 South LaSalle Street, Suite 1960
Chicago, Illinois 60603
Telephone: 312-904-6841
Fax: 312-904-2236
Attention: Tony Veloz

                         The Escrow Agent may assume that any Dispute Notice or other notice of any kind required to be delivered to the Escrow Agent and any other Person has been received by such other Person on the date it has been received by the Escrow Agent, but the Escrow Agent need not inquire into or verify such receipt.

          8.3          Headings.  The bold-faced headings contained in this Agreement are for convenience of reference only, shall not be deemed to be a part of this Agreement and shall not be referred to in connection with the construction or interpretation of this Agreement.

          8.4          Counterparts.  This Agreement may be executed in several counterparts, each of which shall constitute an original and all of which, when taken together, shall constitute one agreement.

          8.5          Governing Law.  This Agreement will be governed by and construed under the laws of the State of California without regard to conflicts-of-laws principles that would require the application of any other law.

          8.6          Successors and Assigns.  This Agreement shall be binding upon and shall inure to the benefit of each of the parties hereto and each of their respective permitted successors and assigns, if any.  Sellers may not assign their rights under this Agreement without the express prior written consent of Buyer, and Buyer may not assign its rights under this Agreement without the express written consent of BSML, and any attempted assignment of this Agreement or any of such rights by any party without such consent shall be void and of no effect.

          8.7          Waiver.  No failure on the part of any Person to exercise any power, right, privilege or remedy under this Agreement, and no delay on the part of any Person in exercising any power, right, privilege or remedy under this Agreement, shall operate as a waiver of such power, right, privilege or remedy; and no single or partial exercise of any such power, right, privilege or remedy shall preclude any other or further exercise thereof or of any other power, right, privilege or remedy.  No Person shall be deemed to have waived any claim arising out of this Agreement, or any power, right, privilege or remedy under this Agreement, unless the waiver of such claim, power, right, privilege or remedy is expressly set forth in a written instrument duly executed and delivered on behalf of such Person; and any such waiver shall not be applicable or have any effect except in the specific instance in which it is given.

          8.8          Amendment.  This Agreement may not be amended, modified, altered or supplemented other than by means of a written instrument duly executed and delivered on behalf of all of the parties hereto.

          8.9          Severability.  Any term or provision of this Agreement that is invalid or unenforceable in any situation in any jurisdiction shall not affect the validity or enforceability of the remaining terms and provisions hereof or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction.  If the final judgment of a court of competent jurisdiction declares that any term or provision hereof is invalid or unenforceable, the parties hereto agree that the court making such determination shall have the power to limit the term or provision, to delete specific words or phrases, or to replace any invalid or unenforceable term or provision with a term or provision that is valid and enforceable and that comes closest to expressing the intention of the invalid or unenforceable term or provision, and this Agreement shall be enforceable as so modified.  In the event such court does not exercise the power granted to it in the prior sentence, the parties hereto agree to replace such invalid or unenforceable term or provision with a valid and enforceable term or provision that will achieve, to the extent possible, the economic, business and other purposes of such invalid or unenforceable term.

          8.10          Parties in Interest.  Except as expressly provided herein, none of the provisions of this Agreement, express or implied, is intended to provide any rights or remedies to any Person other than the parties hereto and their respective successors and assigns, if any.

          8.11          Entire Agreement.  This Agreement and the other agreements referred to herein set forth the entire understanding of the parties hereto relating to the subject matter hereof and supersede all prior agreements and understandings among or between any of the parties relating to the subject matter hereof.

          8.12          Waiver of Jury Trial.  Each of the parties hereto hereby irrevocably waives any and all right to trial by jury in any action arising out of or related to this Agreement or the transactions contemplated hereby.

          8.13          Tax Reporting Information and Certification of Tax Identification Numbers.

                            (a)          The parties hereto agree that, for tax reporting purposes, all interest on or other income, if any, attributable to the Escrow Fund or any other amount held in escrow by the Escrow Agent pursuant to this Agreement shall be allocable to Buyer.

                            (b)          Buyer and Sellers agree to provide the Escrow Agent with certified tax identification numbers for each of them by furnishing appropriate forms W-9 (or Forms W-8, in the case of non-U.S. persons) and any other forms and documents that the Escrow Agent may reasonably request (collectively, “Tax Reporting Documentation”) to the Escrow Agent.  The parties hereto understand that, if such Tax Reporting Documentation is not so furnished to the Escrow Agent, the Escrow Agent shall be required by the Internal Revenue Code to withhold a portion of any interest or other income earned on the investment of monies held by the Escrow Agent pursuant to this Agreement, and to immediately remit such withholding to the Internal Revenue Service.

          8.14          Cooperation.  Buyer agrees to cooperate fully with Sellers and the Escrow Agent and to execute and deliver such further documents, certificates, agreements and instruments and to take such other actions as may be reasonably requested by Sellers or the Escrow Agent to evidence or reflect the transactions contemplated by this Agreement and to carry out the intent and purposes of this Agreement.

          8.15          Construction.

                             (a)          For purposes of this Agreement, whenever the context requires: the singular number shall include the plural, and vice versa; the masculine gender shall include the feminine and neuter genders; the feminine gender shall include the masculine and neuter genders; and the neuter gender shall include masculine and feminine genders.

                            (b)          The parties hereto agree that any rule of construction to the effect that ambiguities are to be resolved against the drafting party shall not be applied in the construction or interpretation of this Agreement.

                            (c)          As used in this Agreement, the words “include” and “including,” and variations thereof, shall not be deemed to be terms of limitation, but rather shall be deemed to be followed by the words “without limitation.”

                            (d)          Except as otherwise indicated, all references in this Agreement to “Sections” and “Exhibits” are intended to refer to Sections of this Agreement and Exhibits to this Agreement.

                            (e)          For purposes of this Agreement, whenever a notice or other document must be delivered by a specified date, such notice or document must be delivered by 5:00 p.m. eastern time on the date specified.

          IN WITNESS WHEREOF, the parties have duly caused this Agreement to be executed as of the day and year first above written.

BUYER:

Discus Dental, Inc.

By:	/s/ KEN ROSENBLOOD

Name:	Ken Rosenblood
Title:	Chief Operating Officer

SELLERS:

BriteSmile, Inc.

By:	/s/ ANTHONY M. PILARO

Name:	Anthony M. Pilaro
Title:	Chairman

BriteSmile Development, Inc.

By:	/s/ NHAT H. NGO

Name:	Nhat H. Ngo
Title:	Chief Operating Officer

BriteSmile International, Ltd.

By:	/s/ ANTHONY M. PILARO

Name:	Anthony M. Pilaro
Title:	Authorized Officer

ESCROW AGENT:

LaSalle Bank National Association

By:	/s/ JOHN W. PORTER

Name:	John W. Porter
Title:	Vice President